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                                                                    EXHIBIT 99.1

  CUBIST PHARMACEUTICALS PURCHASES NEW CORPORATE HEADQUARTERS IN LEXINGTON, MA

                Company to Issue $39 Million in Convertible Notes

CAMBRIDGE, Mass., Sept. 15 -- Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today announced the purchase of new corporate headquarters at 65 Hayden Avenue in Lexington, Massachusetts. The new facility is 88,000 square feet, approximately 35,000 of which is constructed as laboratory space. Currently occupying three buildings in Cambridge, Cubist believes this consolidation should increase its operating efficiencies to better meet its corporate goals and objectives and plans to relocate to the facilities in the third quarter of 2001.

(Photo:  http://www.newscom.com/cgi-bin/prnh/20000717/CUBELOGO)

            To finance the purchase, Cubist is issuing $39 million in convertible notes to John Hancock Life Insurance Company. This financing covers the building purchase price of approximately $34 million and includes $5 million for leasehold improvements. The five-year notes carry a coupon rate of 8.5% and can be converted to Cubist common stock at a premium to the market price determined at time of commitment. Cubist retains a right of redemption after 3 years.

            Thomas A. Shea, Vice President of Finance & Administration and CFO of Cubist commented on the transaction, "Due to the successes we've had over the past few years and the subsequent growth at Cubist, it has become evident that we will soon outgrow our space in Cambridge. We are extremely pleased to have found such a great opportunity in Lexington. In addition," Mr. Shea continued, "the structure of the financing not only allows for minimal drain of our cash resources, but also, as a result of purchasing the building outright, allows us to remove the current lease costs from our operating expense line, which will have an increasingly important effect on our bottom line as Cubist approaches profitability."

            Bay City Capital acted as advisors to Cubist Pharmaceuticals for this transaction.

            Cubist Pharmaceuticals is focused on becoming a global leader in the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections. Cubist is evaluating the safety and efficacy of Cidecin(TM) (daptomycin for injection) in the EDGE(TM) (Evaluation of Daptomycin in Gram-positive Entities) clinical trial program and is engaged in multiple, strategic partnerships, including Novartis Pharma AG and Merck & Co. for the discovery and development of novel antiinfectives.

CUBIST SAFEHARBOR STATEMENT
Statements contained herein that are not historical fact may be forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There


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are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These factors include, but are not limited to: (i) the Company's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (ii) the Company's ability to obtain required governmental approvals; (iii) the Company's ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (iv) the Company's ability to develop and commercialize its products before its competitors. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K/A (file No. 000-21379) filed on April 3, 2000.

         Contacts:

         Cubist Pharmaceuticals, Inc.
         Jennifer LaVin
         Senior Director,
         (617) 576-4258
         jlavin@cubist.com

         Noonan/Russo Communications
         Chris Morrison - media
         Corporate Communications (212) 696-4455 ext. 230 c.morrison@noonanrusso.com

SOURCE  Cubist Pharmaceuticals, Inc.


Photo:  http://www.newscom.com/cgi-bin/prnh/20000717/CUBELOGO AP
Archive:  http://photoarchive.ap.org PRN Photo Desk, 888-776-6555 or 201-369-3467


Company News On-Call: http://www.prnewswire.com/comp/119304.htm or fax, 800-758-5804, ext. 119304


CONTACT: Jennifer LaVin, Senior Director of Cubist
Pharmaceuticals, Inc., 617-576-4258, jlavin@cubist.com, or Chris
Morrison - media, Corporate Communications of Noonan/Russo
Communications, 212-696-4455 ext. 230, c.morrison@noonanrusso.com


CAPTION: CUBELOGO    CUBIST PHARMACEUTICALS LOGO    Cubist
Pharmeceuticals Logo. (PRNewsFoto)[AG]    CAMBRIDGE, MA USA
07/17/2000


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